Exhibit 99.1
RPM Announces Fiscal 2009 Third-Quarter Loss
•	Sales declines in seasonally slow quarter across most business units lead to operating loss

•	One-time costs and write-downs significantly impact results

•	Cash flow, liquidity and capital position remain strong
MEDINA, OH — April 8, 2009 — RPM International Inc. (NYSE: RPM) today reported a loss for its fiscal 2009 third quarter ended February 28, 2009, resulting from lower sales reflecting the worldwide recession and traditional seasonal slowness, one-time restructuring costs and write-downs of marketable securities in its captive insurance company.
Third-Quarter Results
RPM’s net sales of $635.4 million were down 13.2% from the $731.8 million reported a year ago. Excluding a foreign exchange loss of 6.7%, partially offset by net acquisition growth of 3.0%, organic sales declined 13.1%.
The net loss for the third quarter was $30.9 million, or $0.24 per diluted share, compared to record net income of $12.2 million, or $0.10 per diluted share, earned in the year-ago period.
“Sales reflected the seasonally weak nature of the third quarter, coupled with both our industrial and consumer segments now feeling the impact of the worldwide recession,” stated Frank C. Sullivan, chairman and chief executive officer.
“In addition to lower sales, one-time costs of approximately $14.5 million to reduce the fixed cost base of many of our businesses in light of the worldwide recession and the write-down of some $4.0 million in marketable securities at our captive insurance company contributed to the third-quarter loss,” stated Sullivan.
The third-quarter consolidated loss before interest and taxes of $31.0 million compares to earnings before interest and taxes (EBIT) of $25.1 million in the year-ago period.
Third-Quarter Segment Results
Sales in the company’s industrial segment declined 13.0%, to $406.7 million from $467.6 million in the year-ago third quarter. Organic sales decreased 17.7%, including net foreign exchange losses of 8.4%, with acquisition growth of 4.7% mitigating the decline. The segment had a loss before interest and taxes of $21.0 million, compared to EBIT of $18.0 million a year ago.
“The impact of the global economic slowdown, particularly the negative impact of the financial markets on North American commercial construction activity, is being felt in our industrial businesses. This broad market decline, coupled with our seasonally weak third quarter, made for a challenging operating environment,” Sullivan stated. “We are experiencing modest growth in certain of our more

RPM Announces Fiscal 2009 Third-Quarter Loss
April 8, 2009

internationally focused industrial businesses, including corrosion control coatings, polymer flooring and global roofing,” he stated.
Sales in RPM’s consumer segment declined 13.4% to $228.7 million from $264.2 million in the third quarter a year ago. All of the decline was organic, including 3.6% in net foreign exchange losses. Consumer segment EBIT fell 81.2% to $3.7 million from $19.9 million a year ago.
“In addition to the ongoing impact of depressed sales of both existing and new homes in North America, our major retail customers continued their inventory reductions in the third quarter, further impacting consumer segment results,” Sullivan stated.
Asbestos Update
During the quarter, RPM paid $19.8 million in pre-tax asbestos-related indemnity and defense costs, compared to $18.7 million paid in the third quarter a year ago. The higher quarterly cash outlays this quarter reflected the settlement and payment of a previously incurred judgment that had been the subject of a pending appeal. Excluding this particular settlement, quarterly cash outlays would have been consistent with the second quarter and below the comparable period last year.
Through nine months, asbestos-related costs were $52.2 million, compared to $67.6 million in the first nine months of fiscal 2008. The total asbestos liability balance was $507.5 million at February 28, 2009.
Nine-Month Sales and Earnings
For the nine months ended February 28, 2009, RPM’s sales dropped 2.2%, to $2.51 billion from $2.57 billion a year ago. The sales decline was 5.5% organic, including a 2.4% decline in net foreign exchange, partially offset by net acquisitions of 3.3%. Net income fell 40.6% to $80.3 million from $135.3 million, and net income per diluted share dropped to $0.63 from $1.06. EBIT declined 31.7% to $157.7 million from $231.0 million a year ago.
Industrial segment sales grew 2.8% to $1.73 billion from $1.68 billion in the first nine months of fiscal 2008. A decline in organic sales of 3.9%, including 2.8% in net foreign exchange losses, was offset by acquisition growth of 6.7%. For the nine months, industrial segment EBIT declined 17.9% to $141.6 million from $172.4 million.
Consumer segment sales fell 11.8% to $781.0 million from $885.8 million in the same period a year ago. Of the decline, 8.5% was organic, including 1.7% in foreign exchange losses. Sales from acquisitions fell 3.3% as the result of the prior year second-quarter divestiture of RPM’s Bondo subsidiary. Consumer segment EBIT declined 42.5% to $54.2 million from $94.4 million in the first nine months of fiscal 2008.

RPM Announces Fiscal 2009 Third-Quarter Loss
April 8, 2009

Cash Flow and Financial Position
Sullivan stated that RPM’s liquidity, capital position and cash flow remain strong. “Through nine months, our after-tax cash from operations was a healthy $134.6 million, off 16.8% from the record $161.8 million generated a year ago. RPM’s net (of cash) debt-to-total capitalization ratio at the end of the quarter was approximately 42.8%, compared to 37.7% at the end of last year’s third quarter, still at the low end of our historic norms,” Sullivan stated. The company’s capital expenditures during the first nine months were $37.0 million, compared to depreciation of $47.4 million. Total debt as of February 28, 2009 was $983.2 million, compared to $1.13 billion a year ago and $1.07 billion at the end of the 2008 fiscal year. Total cash and cash equivalents were $205.2 million, and RPM had $299.2 million in credit available under its senior revolving and accounts receivable credit facilities, resulting in total liquidity of $504.4 million at the end of February 2009.
Following the end of the quarter on April 7, 2009, RPM announced the closing of a new, three-year accounts receivable facility. “We opportunistically refinanced our then-current facility, which would have matured in May, and put in place a new $150 million multi-year facility, which greatly improves our overall long-term liquidity,” Sullivan stated.
Three Acquisitions Completed
During the quarter, RPM subsidiaries completed two acquisitions. On February 9, 2009, Tremco illbruck International GmbH announced the acquisition of Karochemie AG, a leading supplier of sealants to the construction markets in Switzerland and Lichtenstein. The company has annual sales of approximately $13.4 million.
On February 13, 2009, Carboline Company acquired a 49% interest in its Chinese licensee, Carboline Dalian Paint Production Co., Ltd., which provides corrosion control coatings to industries including offshore drilling, oil and gas, petrochemical, general manufacturing and OEM, nuclear and conventional power, among others. Carboline Dalian’s annual sales are approximately $10 million. The remaining 51% of the joint venture is owned by UniChemical Company, a long-standing partner of Carboline in another joint venture, Carboline Korea Ltd.
Following the end of the quarter, RPM announced on April 1, 2009 that its Tremco Incorporated subsidiary had acquired Canam Building Envelope Specialists Inc. and its Zerodraft weatherproofing division. Based in Mississauga, Ontario, and with annual sales of approximately $6 million, Canam is now part of Tremco’s Weatherproofing Technologies, Inc., while Zerodraft joined Tremco’s Commercial Sealants and Waterproofing Division.
Canam is one of the leading building envelope contracting firms in North America. The term “building envelope” typically refers to all aspects of the exterior surface of a building’s design and construction that impact energy costs. Canam’s consulting and contracting services business focuses on enhancing the energy efficiency of building envelopes through better air sealing and air barriers, including new construction and retrofit contracting work, design consultation, field testing and installation. Zerodraft provides specialized retrofit weatherstripping and distributes a variety of related insulation and sealant products.

RPM Announces Fiscal 2009 Third-Quarter Loss
April 8, 2009

All acquisitions are expected to be accretive to earnings within one year, and terms of the acquisitions were not disclosed. “We were able to finance these acquisitions by using available sources of foreign cash,” Sullivan stated.
Business Outlook
“During the third quarter, we undertook many difficult, but necessary, actions to recalibrate our business to current market conditions. The results of these actions, while painful in the short run, will enhance our future profitability by generating savings of approximately $50 million on an annualized basis,” Sullivan stated.
“The fourth quarter should also benefit from lower raw material costs, which we began realizing in the third quarter, but which are not evident in this seasonally slow period. Our consumer businesses may have reached a bottom, and with retail customer inventories at minimal levels, we would expect to see some pick-up in the spring and summer months,” he stated.
“For our 2010 fiscal year, we expect to realize ongoing benefits from lower fixed costs, generating improved earnings even with the probability of a lower base of business next year. We will continue to aggressively manage our working capital and reduce capital expenditures in the face of the worldwide recession, which we anticipate will continue at least through the first half of our fiscal 2010. We expect to begin seeing some sales improvement as a result of infrastructure rebuilding in both domestic and overseas markets, as well as the renewed emphasis on energy savings, which is particularly well addressed by our Tremco, DAP and Dryvit businesses,” Sullivan stated.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-706-7749 or 617-614-3474 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. EDT on April 8, 2009 until 11:59 p.m. EDT on April 15, 2009. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 83719706. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

RPM Announces Fiscal 2009 Third-Quarter Loss
April 8, 2009

About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president — administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liabilities, including for asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2008, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

Net Sales	$635,396	$731,773	$2,510,826	$2,567,820
Cost of sales	400,738	440,528	1,515,853	1,524,935

Gross profit	234,658	291,245	994,973	1,042,885
Selling, general & administrative expenses	265,618	266,160	837,290	811,913
Interest expense, net	13,520	9,462	41,500	34,287

Income (loss) before income taxes	(44,480)	15,623	116,183	196,685
Provision (benefit) for income taxes	(13,547)	3,473	35,873	61,412

Net Income (Loss)	$(30,933)	$12,150	$80,310	$135,273

Basic earnings (loss) per share of common stock	$(0.24)	$0.10	$0.64	$1.13

Diluted earnings (loss) per share of common stock	$(0.24)	$0.10	$0.63	$1.06

Average shares of common stock outstanding — basic	126,575	120,091	126,295	120,077

Average shares of common stock outstanding — diluted	126,575	130,223	128,553	130,408

SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

Net Sales:
Industrial Segment	$406,691	$467,538	$1,729,851	$1,681,984
Consumer Segment	228,705	264,235	780,975	885,836

Total	$635,396	$731,773	$2,510,826	$2,567,820

Gross Profit:
Industrial Segment	$156,845	$191,717	$713,029	$701,576
Consumer Segment	77,813	99,528	281,944	341,309

Total	$234,658	$291,245	$994,973	$1,042,885

Income (Loss) Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$(21,135)	$17,718	$141,335	$170,428
Interest (Expense), Net	(141)	(311)	(237)	(1,968)

EBIT (b)	$(20,994)	$18,029	$141,572	$172,396

Consumer Segment
Income Before Income Taxes (a)	$2,717	$19,003	$50,788	$91,673
Interest (Expense), Net	(1,022)	(855)	(3,438)	(2,705)

EBIT (b)	$3,739	$19,858	$54,226	$94,378

Corporate/Other
(Expense) Before Income Taxes (a)	$(26,062)	$(21,098)	$(75,940)	$(65,416)
Interest (Expense), Net	(12,357)	(8,296)	(37,825)	(29,614)

EBIT (b)	$(13,705)	$(12,802)	$(38,115)	$(35,802)

Consolidated
Income Before Income Taxes (a)	$(44,480)	$15,623	$116,183	$196,685
Interest (Expense), Net	(13,520)	(9,462)	(41,500)	(34,287)

EBIT (b)	$(30,960)	$25,085	$157,683	$230,972

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(b)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	February 28, 2009	February 29, 2008	May 31, 2008
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$205,237	$390,962	$231,251
Trade accounts receivable	525,419	576,097	841,795
Allowance for doubtful accounts	(22,500)	(21,154)	(24,554)

Net trade accounts receivable	502,919	554,943	817,241
Inventories	463,613	485,302	476,149
Deferred income taxes	37,503	41,084	37,644
Prepaid expenses and other current assets	211,224	206,206	221,690

Total current assets	1,420,496	1,678,497	1,783,975

Property, Plant and Equipment, at Cost	1,008,251	993,290	1,054,719
Allowance for depreciation and amortization	(558,152)	(534,364)	(556,998)

Property, plant and equipment, net	450,099	458,926	497,721

Other Assets
Goodwill	830,567	854,980	908,358
Other intangible assets, net of amortization	347,995	347,330	384,370
Other	161,293	94,119	189,143

Total other assets	1,339,855	1,296,429	1,481,871

Total Assets	$3,210,450	$3,433,852	$3,763,567

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$225,674	$280,195	$411,448
Current portion of long-term debt	172,424	101,579	6,934
Accrued compensation and benefits	100,543	120,055	151,493
Accrued loss reserves	77,505	72,731	71,981
Asbestos-related liabilities	65,000	57,500	65,000
Other accrued liabilities	117,363	112,333	139,505

Total current liabilities	758,509	744,393	846,361

Long-Term Liabilities
Long-term debt, less current maturities	810,806	1,031,740	1,066,687
Asbestos-related liabilities	442,549	229,173	494,745
Other long-term liabilities	141,024	165,621	192,412
Deferred income taxes	17,073	36,095	26,806

Total long-term liabilities	1,411,452	1,462,629	1,780,650

Total liabilities	2,169,961	2,207,022	2,627,011

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 128,411; 121,819; 122,189)	1,284	1,218	1,222
Paid-in capital	778,362	600,126	612,441
Treasury stock, at cost	(50,283)	(5,940)	(6,057)
Accumulated other comprehensive income (loss)	(120,820)	92,903	101,162
Retained earnings	431,946	538,523	427,788

Total stockholders’ equity	1,040,489	1,226,830	1,136,556

Total Liabilities and Stockholders’ Equity	$3,210,450	$3,433,852	$3,763,567

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	Nine Months Ended
	February 28,	February 29,
	2009	2008
Cash Flows From Operating Activities:
Net income	$80,310	$135,273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	47,433	46,220
Amortization	16,709	16,182
Deferred income taxes	6,780	30,452
Earnings of unconsolidated affiliates	(1,004)	(908)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	317,443	181,245
Decrease (increase) in inventory	17,398	(51,889)
Decrease in prepaid expenses and other current and long-term assets	23,641	3,965
(Decrease) in accounts payable	(188,436)	(103,180)
(Decrease) in accrued compensation and benefits	(52,486)	(13,973)
Increase (decrease) in accrued loss reserves	5,279	(4,632)
(Decrease) in other accrued liabilities	(72,935)	(24,329)
Payments made for asbestos-related claims	(52,196)	(67,595)
Other	(13,349)	14,949

Cash From Operating Activities	134,587	161,780

Cash Flows From Investing Activities:
Capital expenditures	(37,024)	(29,825)
Acquisition of businesses, net of cash acquired	(6,649)	(13,995)
Purchase of marketable securities	(71,583)	(74,696)
Proceeds from sales of marketable securities	65,452	66,422
Proceeds from the sales of assets or businesses		44,800
Other	777	(1,472)

Cash (Used For) Investing Activities	(49,027)	(8,766)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	108,146	130,288
Reductions of long-term and short-term debt	(202,175)	(2,715)
Issuance of stock for convertible bond redemption	150,612
Cash dividends	(76,152)	(67,467)
Repurchase of stock	(45,188)	(5,940)
Exercise of stock options, including tax benefit	1,980	6,086

Cash From (Used For) Financing Activities	(62,777)	60,252

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(48,797)	18,680

Net Change in Cash and Cash Equivalents	(26,014)	231,946
Cash and Cash Equivalents at Beginning of Period	231,251	159,016

Cash and Cash Equivalents at End of Period	$205,237	$390,962